Exhibit 5.1

Glen Y. Sato +1 650 843 5502 gsato@cooley.com	Via Email

November 3, 2017

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, California 94710-2753

RE:  Dynavax Technologies Corporation

Ladies and Gentlemen:

We have acted as counsel to Dynavax Technologies Corporation, a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of $150,000,000 million of shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (and the preferred stock purchase rights (the “Rights”) associated with the Common Stock to be issued pursuant to that certain Rights Agreement (the “Rights Agreement”), dated November 5, 2008, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), pursuant to a Registration Statement on Form S-3 (No. 333‑219781) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated November 3, 2017, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”).  The Shares are to be sold by the Company in accordance with that certain Sales Agreement, dated November 3, 2017, between the Company and Cowen and Company, LLC (as amended, the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined the Registration Statement, the Prospectus, the Agreement, the Company’s Restated Certificate of Incorporation, as amended and Amended and Restated Bylaws, the Rights Agreement, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgement are necessary or appropriate to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

We have assumed (i) that each sale of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that no more than 7,142,857 Shares will be sold at a price of not less than $21.00 per share, representing the last reported sale price of the Common Stock on the NASDAQ Global Select Market on November 1, 2017.  We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Agreement.

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

November 3, 2017 Page Two

We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  This opinion does not address whether the Board of Directors of the Company may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinion herein is expressed solely with respect to the DGCL.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Rights, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, and the Shares will be fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Quarterly Report on Form 10-Q to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

Cooley llp

By:/s/ Glen Y. Sato

                 Glen Y. Sato

152964531 v3

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com